Exhibit 12.02

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES (1)
INCLUDING PREFERRED STOCK DIVIDENDS
						Three Months Ended
	Years Ended December 31,					March 31,
In millions of dollars, except for ratios	2017	2016	2015	2014	2013	2018	2017
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	$9,932	$7,212	$6,869	$7,998	$9,692	$3,163	$2,151
Interest factor in rent expense	345	361	414	460	467	81	86
Dividends—Preferred Stock	1,213	1,077	769	511	194	272	301
Total fixed charges	$11,490	$8,650	$8,052	$8,969	$10,353	$3,516	$2,538

Income
Income from continuing operations before taxes and noncontrolling interests	$22,761	$21,477	$24,826	$14,701	$19,802	$6,090	$5,981
Fixed charges (including preferred stock dividends)	11,490	8,650	8,052	8,969	10,353	3,516	2,538
Total income	$34,251	$30,127	$32,878	$23,670	$30,155	$9,606	$8,519

Ratio of income to fixed charges excluding interest on deposits	2.98	3.48	4.08	2.64	2.91	2.73	3.36

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	$16,518	$12,512	$11,922	$13,690	$15,928	$5,160	$3,566
Interest factor in rent expense	345	361	414	460	467	81	86
Dividends—Preferred Stock	1,213	1,077	769	511	194	272	301
Total fixed charges	$18,076	$13,950	$13,105	$14,661	$16,589	$5,513	$3,953

Income
Income from continuing operations before taxes and noncontrolling interests	$22,761	$21,477	$24,826	$14,701	$19,802	$6,090	$5,981
Fixed charges (including preferred stock dividends)	18,076	13,950	13,105	14,661	16,589	5,513	3,953
Total income	$40,837	$35,427	$37,931	$29,362	$36,391	$11,603	$9,934

Ratio of income to fixed charges including interest on deposits	2.26	2.54	2.89	2.00	2.19	2.10	2.51

(1)
Citigroup adopted Accounting Standards Update (ASU) 2014-01, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects in the first quarter of 2015. The ASU is applicable to Citigroup’s portfolio of low income housing tax credit partnership interests. The adoption of this ASU was applied retrospectively, and among other items, impacts Citigroup’s Income from continuing operations before taxes and noncontrolling interests for all periods presented. See Citi’s Current Report on Form 8-K furnished to the SEC on April 8, 2015.